Exhibit (b)
AMENDED AND RESTATED CREDIT AGREEMENT
     THIS AMENDED AND RESTATED CREDIT AGREEMENT (the “Agreement”), dated as of July 30, 2007, is by and between FLAME METALS PROCESSING CORPORATION, a corporation organized under the laws of the State of Delaware (the “Borrower”), and EXCEL BANK MINNESOTA(the “Lender”).
RECITALS
     The Borrower and the Lender previously entered into that certain Credit Agreement dated as of January 27, 2006 (as amended, the “Prior Credit Agreement”) pursuant to the terms of which the Lender provided to the Borrower a revolving line of credit and a term loan upon the terms and subject to the conditions of the Prior Credit Agreement.
     The Borrower has requested additional credit from the Lender to refinance the indebtedness under the Prior Credit Agreement and under that certain credit agreement between the Lender and Easton Southpaw Incorporated dated as of January 27, 2006 (as amended, the “Easton Credit Agreement”) pursuant to the terms of which a term loan was made available to Easton Southpaw Incorporated, a Delaware corporation (“Easton”), for the purpose of acquiring certain of the issued and outstanding shares of Milastar Corporation, a Delaware corporation (“Milastar”), the parent of the Borrower.
     Easton has now acquired or will acquire substantially contemporaneously with the closing of this Agreement, all of the issued and outstanding shares of Milastar, and Easton thus as the parent of Milastar, will indirectly own all of the issued and outstanding shares of the Borrower.
     Now, therefore, in consideration of these premises and for other good and valuable consideration, the parties agree as follows:
ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS
     Section 1.1 Defined Terms. As used in this Agreement the following terms shall have the following respective meanings:
     “Advance”: An advance on the Revolving Note.
     “Applicable Margin”: With respect to LIBOR Rate Advances on the Revolving Note and with respect to the outstanding balance on the Term Note and the Real Estate Term Note (St. Louis Park), 2.50%.

     “Board”: The Board of Governors of the Federal Reserve System or any successor thereto.
     “Borrowing Base”: As defined in Section 2.5.
     “Borrowing Base Certificate”: As defined in Section 2.5.
     “Business Day”: Any day (other than a Saturday or Sunday) on which commercial banks are open for business in Minneapolis, Minnesota.
     “Closing Date”: July 30, 2007, or if later, the date the conditions in Section 3.1 are satisfied.
     “Commitments”: The Revolving Commitment, the Term Loan Commitment, the Real Estate Term Loan (Rogers) Commitment and the Real Estate Term Loan (St. Louis Park) Commitment.
     “Corporate Guarantor”: Easton Southpaw Incorporated, a Delaware corporation, the parent of the Borrower.
     “Default”: Any event which, with the giving of notice (whether such notice is required under Section 7.1, or under some other provision of this Agreement, or otherwise) or lapse of time, or both, would constitute an Event of Default.
     “EBITDA”: Earnings before reduction for interest, taxes, depreciation and amortization.
     “ERISA”: The Employee Retirement Income Security Act of 1975, as amended from time to time.
     “Event of Default”: Any event described in Section 7.1.
     “Fixed Charge Coverage Ratio:” For any period of determination, the ratio of (i) EBITDA minus distributions and non-financed capital expenditures to (ii) scheduled principal payments and interest expense for said period, all determined in accordance with GAAP.
     “GAAP”: Generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of any date of determination.
     “Guaranty”: The Guaranty of the Individual Guarantor and the Corporate Guarantor, as applicable (collectively, the “Guaranties”).

     “Guarantors”: Collectively, the Individual Guarantor and the Corporate Guarantor.
     “Indemnity Agreement”: Those certain ADA and Environmental Indemnity Agreements from the Borrower and the Guarantors to the Lender dated as of even date herewith and covering the Mortgaged Premises.
     “Individual Guarantor”: Dennis Stevermer.
     “LIBOR Rate” means the “London Interbank Offered Rates (LIBOR)” for one month as published in the “Money Rates” column of The Wall Street Journal on the first business day of each month (or, if The Wall Street Journal ceases to publish a rate so designated, any similar successor rate as the Lender shall in good faith designate). The interest rate shall automatically adjust on the first business day of each month in the event there has been any change in the LIBOR Rate. If the LIBOR Rate may no longer be determined or is no longer published, the Lender may select a comparable index rate for use under this Agreement and the Notes. The Lender may lend to its other customers at rates that are equal to, more than, or less than the LIBOR Rate or such other index rate as may be applicable hereunder.
     “LIBOR Rate Advance”: Any Advance as to which the rate of interest is determined by reference to the LIBOR Rate.
     “Lien”: With respect to any Person, any security interest, mortgage, pledge, lien, charge, encumbrance, title retention agreement or analogous instrument or device (including the interest of each lessor under any capitalized lease), in, of or on any assets or properties of such Person, now owned or hereafter acquired, whether arising by agreement or operation of law.
     “Loan Documents”: This Agreement, the Notes, the Mortgage, the Indemnity Agreement, the Security Agreement and the Guaranties.
     “Mortgage”: That certain Amended and Restated Mortgage, Security Agreement, Assignment of Leases and Rents and Fixture Financing Statement of even date herewith from the Borrower and Milastar in favor of the Lender.
     “Mortgaged Premises”: The real estate legally described in the Mortgage.
     “Notes”: Collectively, the Revolving Note, the Term Note, the Real Estate Term Note (Rogers) and the Real Estate Term Note (St. Louis Park) ( and any note issued in substitution, renewal, extension or replacement of any of the Notes).
     “Person”: Any natural person, corporation, partnership, limited partnership, joint venture, firm, association, trust, unincorporated organization, government or governmental agency or political subdivision or any other entity, whether acting in an individual, fiduciary or other capacity.
     “Real Estate Term Loan (Rogers)”: As defined in Section 2.1(c).

     “Real Estate Term Loan (Rogers) Commitment”: The obligation of the Lender to make the Real Estate Term Loan (Rogers) in an aggregate principal amount not to exceed the Real Estate Term Loan (Rogers) Commitment Amount.
     “Real Estate Term Loan (Rogers) Commitment Amount”: The lesser of $2,280,000 or 80% of the appraised value of the portion of the Mortgaged Premises located in Rogers, Minnesota according to an appraisal dated in September, 2005.
     “Real Estate Term Note (Rogers)”: As defined in Section 2.3.
     “Real Estate Term Note (Rogers) Maturity Date”: The earliest of (i) June 30, 2017, (ii) the date on which the Lender declares the outstanding principal balance and all accrued and unpaid interest thereon due and payable pursuant to Section 7.2 or (iii) the date the outstanding principal balance and all accrued and unpaid interest thereon automatically becomes due and payable pursuant to Section 7.2.
     “Real Estate Term Loan (St. Louis Park)”: As defined in Section 2.1(d).
     “Real Estate Term Loan (St. Louis Park) Commitment”: The obligation of the Lender to make the Real Estate Term Loan (St. Louis Park) in an aggregate principal amount not to exceed the Real Estate Term Loan (St. Louis Park) Commitment Amount.
     “Real Estate Term Loan (St. Louis Park) Commitment Amount”: The lesser of $1,160,000 or 80% of the appraised value of the portion of the Mortgaged Premises located in St. Louis Park, Minnesota according to an appraisal dated in September, 2005.
     “Real Estate Term Note (St. Louis Park)”: As defined in Section 2.3.
     “Real Estate Term Note (St. Louis Park) Maturity Date”: The earliest of (i) June 30, 2017, (ii) the date on which the Lender declares the outstanding principal balance and all accrued and unpaid interest thereon due and payable pursuant to Section 7.2 or (iii) the date the outstanding principal balance and all accrued and unpaid interest thereon automatically becomes due and payable pursuant to Section 7.2.
     “Regulatory Change”: Any change after the date of this Agreement in federal, state or foreign laws or regulations or the adoption or making after such date of any interpretations, directives or requests applying to a class of banks including the Lender under any federal, state or foreign laws or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof.
     “Revolving Commitment”: The obligation of the Lender to make Advances to the Borrower in an aggregate principal amount outstanding at any time not to exceed the Revolving Commitment Amount upon the terms and subject to the conditions and limitations of this Agreement.
     “Revolving Commitment Amount”: As defined in Section 2.1(a).

     “Revolving Maturity Date”: As defined in Section 2.1(a).
     “Revolving Note”: As defined in Section 2.3.
     “Security Agreement”: That certain Security Agreement dated as of even date herewith from the Borrower in favor of the Lender as the same may be amended from time to time.
     “Senior Debt”: That portion of Total Liabilities the repayment of which is not subordinated to repayment of the indebtedness under this Agreement, and including indebtedness under this Agreement (and for periods prior to the effective date of this Agreement, under the Prior Credit Agreement and the Easton Credit Agreement).
     “Subsidiary”: Any corporation or other entity of which securities or other ownership interests having ordinary voting power for the election of a majority of the board of directors or other Persons performing similar functions are owned by the Borrower either directly or through one or more Subsidiaries.
     “Subordinated Debt”: Indebtedness the repayment of which is subordinated to repayment of the Borrower’s indebtedness under this Agreement on terms satisfactory to the Lender.
     “Term Loan”: The term loan described in Section 2.1(b).
     “Term Loan Commitment”: The commitment of the Lender to make the Term Loan to the Borrower on the terms and subject to the conditions of this Agreement.
     “Term Loan Commitment Amount”: $3,500,000.
     “Term Loan Maturity Date”: The earliest of (i) June 30, 2013, (ii) the date on which the Lender declares the outstanding principal balance and all accrued and unpaid interest thereon due and payable pursuant to Section 7.2 or (iii) the date the outstanding principal balance and all accrued and unpaid interest thereon automatically becomes due and payable pursuant to Section 7.2.
     “Term Note”: As defined in Section 2.3.
     “Total Liabilities”: At the time of any determination, the amount, on a consolidated basis of all items of Indebtedness of the Borrower and the Subsidiaries that would constitute “liabilities” for balance sheet purposes in accordance with GAAP.
     Section 1.2 Accounting Terms and Calculations. Except as may be expressly provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP.

     Section 1.3 Other Definitional Terms, Terms of Construction. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to Sections, Exhibits, Schedules and the like references are to Sections, Exhibits, Schedules and the like of this Agreement unless otherwise expressly provided. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” Unless the context in which used herein otherwise clearly requires, “or” has the inclusive meaning represented by the phrase “and/or.” All incorporations by reference of covenants, terms, definitions or other provisions from other agreements are incorporated into this Agreement as if such provisions were fully set forth herein, and include all necessary definitions and related provisions from such other agreements. All covenants, terms, definitions and other provisions from other agreements incorporated into this Agreement by reference shall survive any termination of such other agreements until the obligations of the Borrower under this Agreement and the Note are irrevocably paid in full and the Commitments are terminated.
ARTICLE II
TERMS OF LENDING
     Section 2.1 The Commitments.
     Section 2.1(a) The Revolving Commitment. On the terms and subject to the conditions hereof, the Lender agrees to make Advances to the Borrower on a revolving basis at any time and from time to time from the Closing Date to June 30, 2008 (the “Revolving Maturity Date”), during which period the Borrower may borrow, repay and reborrow in accordance with the provisions hereof, provided, that the unpaid principal amount of outstanding Advances under this Section 2.1(a) (“Revolving Loans”) shall not at any time exceed $1,500,000 (the “Revolving Commitment Amount”); and provided, further, that no Advance will be made if after giving effect thereto the aggregate unpaid principal amount of the outstanding Revolving Loans would exceed the Borrowing Base.
     Section 2.1(b) The Term Loan Commitment. On the terms and subject to the conditions hereof, the Lender agrees to make a term loan to the Borrower on the Closing Date in an amount equal to the Term Loan Commitment Amount.
     Section 2.1(c) The Real Estate Term Loan (Rogers) Commitment. On the terms and subject to the conditions hereof, the Lender agrees to make a term loan to the Borrower on the Closing Date in an amount equal to the Real Estate Term Loan (Rogers) Commitment Amount.
     Section 2.1(d) The Real Estate Term Loan (St. Louis Park) Commitment. On the terms and subject to the conditions hereof, the Lender agrees to make a term loan to the Borrower on the Closing Date in an amount equal to the Real Estate Term Loan (St. Louis Park) Commitment Amount.

     Section 2.2 Procedure for Advances. Advances may be requested on any Business Day in writing, by telephone or by internet access under the terms of the Borrower’s account agreement with the Lender. Advances so requested will be credited to the Borrower’s account number 258530 maintained with the Lender. The Borrower shall repay any and all such Advances regardless of whether the Person so requesting the Advances had the authority to do so.
     Section 2.3 The Notes. The Advances on the Revolving Commitment shall be evidenced by a single promissory note of the Borrower (the “Revolving Note”), substantially in the form of Exhibit 2.3(a) hereto, in the amount of the Revolving Commitment Amount originally in effect. The Term Loan shall be evidenced by a single promissory note of the Borrower (the “Term Note”) substantially in the form of Exhibit 2.3(b) hereto, in the amount of the Term Loan Commitment Amount originally in effect. The Real Estate Term Loan (Rogers) shall be evidenced by a single promissory note of the Borrower (the “Real Estate Term Note (Rogers)”) substantially in the form of Exhibit 2.3(c) hereto, in the amount of the Real Estate Term Loan (Rogers) Commitment Amount originally in effect. The Real Estate Term Loan (St. Louis Park) shall be evidenced by a single promissory note of the Borrower (the “Real Estate Term Note (St. Louis Park)”) substantially in the form of Exhibit 2.3(d) hereto, in the amount of the Real Estate Term Loan (St. Louis Park) Commitment Amount originally in effect. The Lender shall enter in its ledgers and records the amount of each Advance and the Term Loan or appropriate Real Estate Term Loan made and the payments made thereon, and the Lender is authorized by the Borrower to enter on a schedule attached to the appropriate Note a record of such Advances, Term Loan, appropriate Real Estate Term Loan and payments.
     Section 2.4 Interest Rates, Interest Payments and Default Interest. Interest shall accrue and be payable on the Advances, the other Notes as follows:
           2.4 (a) All Advances and the outstanding balance of the Term Loan and the Real Estate Term Loan (St. Louis Park) shall bear interest on the unpaid principal amount thereof at a rate per annum equal to the sum of (i) the LIBOR Rate plus (ii) the Applicable Margin.
           2.4(b) The outstanding principal balance of the Real Estate Term Note (Rogers) shall bear interest as set forth in the Real Estate Term Note (Rogers).
           2.4 (c) Any payment made more than 10 calendar days after the due date for such payment shall be subject to a late charge equal to 5% of the amount of the delinquent payment.
           2.4 (d) Upon the occurrence and during the continuance of any Event of Default, each Advance shall (and the outstanding principal balance of the other Notes, shall) at the option of the Lender, bear interest until such Event of Default shall have been cured to the satisfaction of the Lender or waived in writing by the Lender, at the rate otherwise applicable thereto, plus 2.0% per annum (the “Default Rate”). The Default Rate hereunder shall be in addition to the late charge under Section 2.4(b).

           2.4 (e) Interest on the Notes shall be payable in arrears on the last day of each month and at maturity except that interest under Section 2.4(c) and 2.4(d) shall be payable on demand.
     Section 2.5 Borrowing Base and Mandatory Prepayment. The Borrowing Base shall be equal to 80% of the face value of Eligible Receivables. “Eligible Receivables” is defined on Schedule 1 hereto. The Borrower shall deliver borrowing base certificates in the form attached hereto (a “Borrowing Base Certificate”) to the Lender (i) dated as of the last day of each month, by the 30th day of the next month and (ii) dated as of the date the Lender requests such a certificate within 10 days of the Lender’s request for the certificate. Each such certificate shall state the amount of Eligible Receivables and the Borrowing Base as of the end of the previous month or the date of the Lender’s request, as appropriate. Any limitations on Advances or required prepayments relating to the Borrowing Base shall be based on the latest borrowing base certificate the Borrower shall have delivered to the Lender. If the principal balance of the Revolving Note at any time exceeds the Borrowing Base, the Borrower shall immediately prepay the Revolving Note by the amount of that excess.
     Section 2.6 Repayment. Principal of the Revolving Note shall be payable in full on the Revolving Maturity Date. The Term Note shall be payable in accordance with the terms thereof. The Real Estate Term Note (Rogers) and the Real Estate Term Note (St. Louis Park) shall each be payable in accordance with the respective terms thereof.
     Section 2.7 Optional Prepayments. The Borrower may prepay Advances on the Revolving Note and may prepay the outstanding principal of the Term Note and the Real Estate Term Note (St. Louis Park) in whole or in part, at any time, without premium or penalty. Any such prepayment must be accompanied by accrued and unpaid interest on the amount prepaid. Amounts paid (unless following an acceleration or upon termination of the Revolving Commitment in whole) or prepaid on Advances on the Revolving Note under this Section may be reborrowed upon the terms and subject to the conditions and limitations elsewhere in this Agreement. Amounts prepaid or repaid on the Term Note, the Real Estate Term Note (Rogers) and the Real Estate Term Note (St. Louis Park) may not be reborrowed. Amounts prepaid on the Real Estate Term Note (Rogers) must be accompanied by the prepayment premium described in such Note.
     Section 2.8 Computation. Interest on the Notes shall be computed on the basis of actual days elapsed and a year of 360 days.
     Section 2.9 Origination Fee. The Borrower shall pay to the Lender a nonrefundable origination fee of $11,400 for the Real Estate Term Loan (Rogers) and $5,600 for the Real Estate Term Loan (St. Louis Park) and $8,750 for the Term Loan on the Closing Date.
     Section 2.10 Use of Proceeds. The proceeds of the Real Estate Term Loan (Rogers) and the Real Estate Term Loan (St. Louis Park) shall be used first for the refinancing of indebtedness owed by the Borrower under the Revolving Loan and the Term Loan under the Prior Credit Agreement and the remainder of such loans and the proceeds of the Term Loan shall be used to refinance amounts owed by the Borrower and Easton to the Lender under the Prior

Credit Agreement and the Easton Credit Agreement and for the repurchase of shares of Milastar. The proceeds of Advances on the Revolving Loan shall be used for working capital and for the repurchase of shares of Milastar.
     Section 2.11 Regulatory Change. In the event of any Regulatory Change after the date of initial funding under this Agreement that subjects the Lender to any new or additional charge, fee, withholding or tax of any kind with respect to any loans hereunder or changes the method of taxation of such loans or changes the reserve or deposit requirements applicable to such loans, the Borrower shall pay to the Lender such additional amounts as will compensate the Lender for such costs or lost income resulting therefrom as reasonably determined by the Lender.
ARTICLE III
CONDITIONS PRECEDENT
     Section 3.1 Conditions of Initial Advance. The obligation of the Lender to make the initial Advance hereunder and to make the loans under the other Notes shall be subject to the prior or simultaneous fulfillment of each of the following conditions:
           3.1 (a) Documents. The Lender shall have received the following:
     (i) This Agreement and the Notes executed by a duly authorized officer (or officers) of the Borrower and dated the Closing Date.
     (ii) A copy of the corporate resolutions of the Borrower authorizing the execution, delivery and performance of this Agreement and the Notes and containing an incumbency certificate showing the names and titles, and bearing the signatures of, the officers of the Borrower authorized to execute this Agreement and the Notes, certified as of the Closing Date by the Secretary or an Assistant Secretary of the Borrower and certifying there has been no change in the Certificate of Incorporation and bylaws of the Borrower since they were last certified to the Lender.
     (iii) A certificate of good standing for the Borrower in the jurisdiction of its incorporation and in Minnesota, certified by the appropriate governmental officials as of a date not more than 30 days prior to the Closing Date.
     (iv) The initial Borrowing Base Certificate required under Section 2.
     (v) A Security Agreement in form and substance reasonably satisfactory to the Lender.
     (vi) The Mortgage and the Indemnity Agreement each duly executed by the Borrower.

     (vii) The Guaranties duly executed by the Guarantors, together with a secretary’s certificate of the Corporate Guarantor certifying resolutions duly authorizing the execution and delivery of the Guaranty of such Corporate Guarantor, containing an incumbency certificate and certifying that the Certificate of Incorporation and bylaws of the Corporate Guarantor have not been amended or modified since they were last certified to the Lender.
     (viii) A certificate of good standing for the Corporate Guarantor in the jurisdiction of its incorporation and in Minnesota, certified by the appropriate governmental officials as of a date not more than 30 days prior to the Closing Date.
     (ix) Title insurance, flood certification, environmental phase 1 report, survey, appraisal, zoning letter, all covering the Mortgaged Premises and in form and substance reasonably satisfactory to the Lender.
     (x) An opinion of counsel to the Borrower and the Guarantors in form and substance reasonably satisfactory to the Lender.
     (xi) The origination fees required by Section 2.9 hereof.
           3.1 (b) Other Matters. All organizational and legal proceedings relating to the Borrower and all instruments and agreements in connection with the transactions contemplated by this Agreement shall be satisfactory in scope, form and substance to the Lender and its counsel, and the Lender shall have received all information and copies of all documents, including records of corporate proceedings, which it may reasonably have requested in connection therewith, such documents where appropriate to be certified by proper Borrower or governmental authorities.
           3.1 (c) Fees and Expenses. The Lender shall have received all fees and other amounts due and payable by the Borrower on or prior to the Closing Date, including the reasonable fees and expenses of counsel to the Lender payable pursuant to Section 8.2.
           3.1 (d) Perfection. The Security Agreement (or financing statements with respect thereto) shall have been appropriately filed to the satisfaction of the Lender and the priority and perfection of the Lien created thereby shall have been established to the satisfaction of the Lender and all prior Liens shall have been terminated or the holders thereof shall have agreed to such termination, all as reasonably required by the Lender.
     Section 3.2 Conditions Precedent to all Advances. The Lender shall not have any obligation to make any Advance (including Advances after the initial Advance) hereunder or to make the loans under the other Notes unless all representations and warranties of the Borrower made in this Agreement remain true and correct in all material respects and no Default or Event of Default exists.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES
     The Borrower represents and warrants to the Lender:
     Section 4.1 Organization, Standing, Etc. The Borrower is a corporation duly incorporated and validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to carry on its business as now conducted, to enter into this Agreement and to issue the Notes and to perform its obligations hereunder and thereunder. This Agreement and the Notes have been duly authorized by all necessary corporate action and when executed and delivered will be the legal and binding obligations of the Borrower. The execution and delivery of this Agreement and the Notes will not violate the Borrower’s Articles of Incorporation or bylaws or any law applicable to the Borrower. No governmental consent or exemption is required in connection with the Borrower’s execution and delivery of this Agreement and the Notes.
     Section 4.2 Financial Statements and No Material Adverse Change. The Borrower’s unaudited financial statements as at April 30, 2007, as heretofore furnished to the Lender, have been prepared in accordance with GAAP. The Borrower has no material obligation or liability not disclosed in such financial statements, and there has been no material adverse change in the condition of the Borrower since the dates of such financial statements.
     Section 4.3 Litigation. There are no actions, suits or proceedings pending or, to the knowledge of the Borrower, threatened against or affecting the Borrower which, if determined adversely to the Borrower, would have, a material adverse effect on the condition of the Borrower. The Borrower is not in violation of any law or regulation (including environmental laws and regulations and laws relating to employee benefit plans) where such violation could reasonably be expected to impose a material liability on the Borrower.
     Section 4.4 Taxes. The Borrower has filed all federal, state and local tax returns required to be filed and has paid or made provision for the payment of all taxes due and payable pursuant to such returns and pursuant to any assessments made against it or any of its property (other than taxes, fees or charges the amount or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of the Borrower).
     Section 4.5 Subsidiaries. The Borrower has no Subsidiaries.
     Section 4.6 ERISA. The Borrower is not and has not been an “Employer” as defined in Section 3(5) of ERISA, in respect of any defined benefit plan.

ARTICLE V
AFFIRMATIVE COVENANTS
     Until the Commitments shall have expired or been terminated and the Notes and all of the Borrower’s other obligations to the Lender under this Agreement shall have been paid in full, unless the Lender shall otherwise consent in writing:
     Section 5.1 Financial Statements and Reports. The Borrower will furnish to the Lender:
           5.1 (a) As soon as available and in any event within 120 days after the end of each fiscal year of the Borrower, audited consolidated financial statements of the Borrower and Easton consisting of at least statements of income, cash flow and changes in stockholders’ equity, and a balance sheet as at the end of such year, setting forth in each case in comparative form corresponding figures from the previous annual audit, certified without qualification by independent certified public accountants selected by the Borrower and acceptable to the Lender.
           5.1 (b) As soon as available and in any event within 30 days after the end of each month, unaudited financial statements for the Borrower for such month and for the period from the beginning of such fiscal year to the end of such month, substantially similar to the annual audited statements.
           5.1 (c) As soon as practicable and in any event within 30 days after the end of each fiscal quarter, a statement signed by the chief financial officer of the Borrower stating that as at the end of such month there did not exist any Default or Event of Default or, if such Default or Event of Default existed, specifying the nature and period of existence thereof and what action the Borrower proposes to take with respect thereto together with a covenant compliance certificate.
           5.1(d) As soon as practicable and in any event within 30 days after the end of each month a Borrowing Base Certificate and an accounts receivable aging and an accounts payable report in form and substance reasonably satisfactory to the Lender.
           5.1 (e) Immediately upon any officer of the Borrower becoming aware of any Default or Event of Default, a notice describing the nature thereof and what action the Borrower proposes to take with respect thereto.
           5.1 (f) From time to time, such other information regarding the business, operation and financial condition of the Borrower as the Lender may reasonably request.
           5.1(g) Promptly upon filing and in any event by April 30 of each year, a copy of the federal tax returns of the Individual Guarantor and a personal financial statement of the Individual Guarantor as of the last day of the prior calendar year.
     Section 5.2 Corporate Existence. The Borrower will maintain its corporate existence in good standing under the laws of its jurisdiction of incorporation and its qualification to transact business in each jurisdiction where failure so to qualify would permanently preclude the Borrower from enforcing its rights with respect to any material asset or would expose the Borrower to any material liability.
     Section 5.3 Insurance. The Borrower will maintain with financially sound and reputable insurance companies such insurance as may be required by law and such other insurance in such amounts and against such hazards as is customary in the case of reputable corporations engaged in the same or similar business and similarly situated.
     Section 5.4 Payment of Taxes and Claims. The Borrower will file all tax returns and reports which are required by law to be filed by it and will pay before they become delinquent, all taxes, assessments and governmental charges and levies imposed upon it or its property and all claims or demands of any kind (including those of suppliers, mechanics, carriers, warehousemen, landlords and other like Persons) which, if unpaid, might result in the creation of a Lien upon its property except for taxes and assessments contested in good faith by proceedings diligently pursued.
     Section 5.5 Inspection. The Borrower will permit any Person designated by the Lender to visit and inspect any of the properties, books and financial records of the Borrower, to examine and to make copies of the books of accounts and other financial records of the Borrower, and to discuss the affairs, finances and accounts of the Borrower with its officers at such reasonable times and intervals as the Lender may designate. The Borrower shall also allow the Lender and its agents to conduct periodic collateral audits of the Borrower’s accounts and property at such intervals as the Lender may choose, and the Borrower shall pay the Lender’s costs of such audits (provided that in the absence of an Event of Default, the Borrower shall not be required to pay for more than one collateral audit in any calendar year).
     Section 5.6 Maintenance of Properties. The Borrower will maintain its properties in good condition, repair and working order, and supplied with all necessary equipment, and make all necessary repairs, renewals, replacements, betterments and improvements thereto, all as may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times.
     Section 5.7 Books and Records. The Borrower will keep adequate and proper records and books of account in which full and correct entries will be made of its dealings, business and affairs.
     Section 5.8 Compliance. The Borrower will comply in all material respects with all laws, rules and regulations to which it may be subject.
     Section 5.9 Notice of Litigation. The Borrower will give prompt written notice to the Lender of the commencement of any action, suit or proceeding affecting the Borrower.
     Section 5.10 Plans. The Borrower will maintain any employee benefit plans in compliance with all material requirements of applicable laws and regulations.

     Section 5.11 Operating Accounts. The Borrower will maintain its primary operating bank accounts with the Lender.
ARTICLE VI
NEGATIVE COVENANTS
     Until the Commitments shall have expired or been terminated and the Notes and all of the Borrower’s other obligations to the Lender under this Agreement shall have been paid in full, unless the Lender shall otherwise consent in writing:
     Section 6.1 Merger. The Borrower will not merge or consolidate or enter into any analogous reorganization or transaction with any Person or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution).
     Section 6.2 Sale of Assets. The Borrower will not sell, transfer, lease or otherwise convey all or any substantial part of its assets except for sales of inventory in the ordinary course of business and sales of worn out our obsolete equipment in the ordinary course of business.
     Section 6.3 Reserved.
     Section 6.4 Investments. The Borrower will not make any loans, advances or extensions of credit to any other Person (except for trade and customer accounts receivable for services rendered in the ordinary course of business and payable in accordance with customary trade terms) or purchase or acquire any stock or other debt or equity securities of or any interest in any other Person or any integral part of any business or the assets comprising such business or part thereof, except for:
           6.4 (a) Investments in readily marketable direct obligations issued or unconditionally guaranteed by the United States government or any agency thereof and supported by the full faith and credit of the United States.
           6.4 (b) Certificates of deposit or bankers’ acceptances issued by any commercial Bank organized under the laws of the United States or any State thereof which has a credit rating with respect to its unsecured indebtedness from a nationally recognized rating service that is satisfactory to the Lender.
           6.4 (c) Commercial paper given the highest rating by a nationally recognized rating service.
           6.4 (d) Repurchase agreements relating to securities of the kind described in subsection (a) of this Section.
           6.4 (e) Other readily marketable investments in debt securities which are reasonably acceptable to the Lender.

           6.4 (f) Travel advances to officers and employees in the ordinary course of business and loans to employees provided that the aggregate amount of such loans outstanding at any time shall not exceed $100,000.
Any investments under clauses (a), (b), (c) or (d) above must mature within one year of the acquisition thereof by the Borrower.
     Section 6.5 Indebtedness. The Borrower will not borrow any money or issue any bonds, debentures or other debt securities or otherwise become obligated on any interest-bearing indebtedness except for (i)the Advances and the other indebtedness under this Agreement, (ii)operating leases and (iii) purchase money interest bearing indebtedness associated with Liens permitted under Section 6.6(h).
     Section 6.6 Liens. The Borrower will not, and with respect to the Mortgaged Premises, will not allow Milastar to, create, incur, assume or suffer to exist any Lien, or enter into any arrangement for the acquisition of any property through conditional sale, lease-purchase or other title retention agreements except:
           6.6 (a) Liens granted to the Lender.
           6.6 (b) Liens existing on the date of this Agreement and disclosed on Exhibit 6.6 hereto and Liens in substitution thereof securing an equal or lesser amount.
           6.6 (c) Deposits or pledges to secure payment of workers’ compensation, unemployment insurance, old age pensions or other social security obligations arising in the ordinary course of business of the Borrower.
           6.6 (d) Liens for taxes, fees, assessments and governmental charges not delinquent or being contested in good faith by proceedings diligently pursued.
           6.6 (e) Liens of carriers, warehousemen, mechanics and materialmen, and other like Liens arising in the ordinary course of business, for sums not due.
           6.6 (f) Liens incurred or deposits or pledges made or given in connection with, or to secure payment of, indemnity, performance or other similar bonds.
           6.6 (g) Encumbrances in the nature of zoning restrictions, easements and rights or restrictions of record on the use of real property and landlord’s Liens under leases on the premises rented, which do not materially detract from the value of such property or impair the use thereof in the business of the Borrower.
           6.6 (h) Purchase money security interests for personal property acquired in the ordinary course of business so long as such Liens do not extend beyond the property acquired with the proceeds of such financing.

     Section 6.7 Contingent Obligations. The Borrower will not guarantee or otherwise become liable on the indebtedness of any other Person except for guaranties in favor of the Lender and guaranties of indebtedness allowed under any agreement such Person may have with the Lender.
     Section 6.8 Senior Debt to EBITDA. The Borrower will not permit the ratio of its Senior Debt to EBITDA to exceed (i) 2.25 to 1.0 through December 31, 2007, and (ii) 2.0 to 1.0 thereafter, in each case measured at the end of any fiscal quarter for the four consecutive fiscal quarters then ended.
     Section 6.9 Fixed Charge Coverage Ratio. The Borrower will not permit its Fixed Charge Coverage Ratio to be less than 1.25 to 1.0 measured at the end of any fiscal quarter for the four consecutive fiscal quarters then ended commencing with the fiscal quarter ending June 30, 2008.
     Section 6.10 Minimum EBITDA. The Borrower will not permit its EBITDA to be less than $3,000,000 measured at the end of each fiscal quarter for the four consecutive fiscal quarters then ended commencing with the fiscal quarter ending September 30, 2007.
     Section 6.11 Current Ratio. The Borrower will not permit the ratio of its current assets to current liabilities to be less than .80 to 1.0 measured at the end of each fiscal quarter.
ARTICLE VII
EVENTS OF DEFAULT AND REMEDIES
     Section 7.1 Events of Default. The occurrence of any one or more of the following events shall constitute an Event of Default:
           7.1 (a) The Borrower shall fail to make when due, whether by acceleration or otherwise, any payment of principal of or interest on any of the Notes or any other obligations of the Borrower to the Lender pursuant to this Agreement or pursuant to any other agreement between the Borrower and the Lender and such failure shall continue for a period of 10 calendar days.
           7.1 (b) Any representation or warranty made by or on behalf of the Borrower in this Agreement or by or on behalf of the Borrower in any certificate, statement, report or document herewith or hereafter furnished to the Lender pursuant to this Agreement shall prove to have been false or misleading in any material respect on the date as of which the facts set forth are stated or certified.
           7.1 (c) The Borrower shall fail to comply with Sections 5.2 or 5.3.
           7.1 (d) The Borrower shall fail to comply with any other agreement, covenant, condition, provision or term contained in this Agreement (other than those hereinabove set forth in this Section 7.1) and such failure to comply shall continue for 90 calendar days after whichever of the following dates is the earliest: (i) the date the Borrower gives notice of such failure to the Lender, (ii) the date the Borrower should have given notice of such failure to the Lender pursuant to Section 5.1, or (iii) the date the Lender gives notice of such failure to the Borrower.
           7.1 (e) The Borrower or Easton shall become insolvent or shall generally not pay its debts as they mature or shall apply for, shall consent to, or shall acquiesce in the appointment of a custodian, trustee or receiver of the Borrower or Easton or for a substantial part of the property thereof or, in the absence of such application, consent or acquiescence, a custodian, trustee or receiver shall be appointed for the Borrower or Easton or for a substantial part of the property thereof and shall not be discharged within 60 days, or the Borrower or Easton shall make an assignment for the benefit of creditors.
           7.1 (f) Any bankruptcy, reorganization, debt arrangement or other proceedings under any bankruptcy or insolvency law shall be instituted by or against the Borrower, Easton or the Individual Guarantor, and if instituted against the Borrower, Easton or the Individual Guarantor, shall have been consented to or acquiesced in by the Borrower, Easton or the Individual Guarantor or shall remain undismissed for 60 days, or an order for relief shall have been entered against the Borrower, Easton or the Individual Guarantor.
           7.1 (g) Any dissolution or liquidation proceeding shall be instituted by or against the Borrower or Easton and, if instituted against the Borrower or Easton, shall be consented to or acquiesced in by the Borrower or Easton or shall remain for 60 days undismissed.
           7.1 (h) A judgment or judgments for the payment of money in excess of the sum of $100,000 in the aggregate shall be rendered against the Borrower and either (i) the judgment creditor executes on such judgment or (ii) such judgment remains unpaid or undischarged for more than 60 days from the date of entry thereof or after the end of such longer period during which execution of such judgment shall be stayed during an appeal from such judgment.
           7.1 (i) The maturity of any material indebtedness of the Borrower (other than indebtedness under this Agreement) shall be accelerated, or the Borrower shall fail to pay any such material indebtedness when due (after the lapse of any applicable grace period) or any event shall occur or condition shall exist and shall continue for more than the period of grace, if any, applicable thereto and shall have the effect of causing, or permitting the holder of any such indebtedness to cause, such material indebtedness to become due prior to its stated maturity or to realize upon any collateral given as security therefor. For purposes of this Section, indebtedness of the Borrower shall be deemed “material” if it exceeds $100,000 as to any item of indebtedness or in the aggregate for all items of indebtedness with respect to which any of the events described in this Section has occurred.

           7.1 (j) Any execution or attachment shall be issued whereby any substantial part of the property of the Borrower shall be taken or attempted to be taken and the same shall not have been vacated or stayed within 30 days after the issuance thereof.
           7.1 (k) Any default shall occur under any other Loan Document.
           7.1 (m) Easton shall cease to own 100% of the issued and outstanding shares of the Borrower.
           7.1(n) The Individual Guarantor shall die.
     Section 7.2 Remedies. If (a) any Event of Default described in Sections 7.1 (e), (f) or (g) shall occur with respect to the Borrower, the Commitments shall automatically terminate and the Notes and all other obligations of the Borrower to the Lender under this Agreement shall automatically become immediately due and payable, or (b) any other Event of Default shall occur and be continuing, then the Lender may (i) declare the Commitments terminated, whereupon the Commitments shall terminate, and (ii) declare the Notes and all other obligations of the Borrower to the Lender under this Agreement to be forthwith due and payable, whereupon the same shall immediately become due and payable, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, anything in this Agreement or in the Notes to the contrary notwithstanding. Upon the occurrence of any of the events described in clauses (a) or (b) of the preceding sentence the Lender may exercise all rights and remedies under this Agreement, the Notes and any related agreements and under any applicable law.
     Section 7.3 Offset. In addition to the remedies set forth in Section 7.2, upon the occurrence of any Event of Default and thereafter while the same be continuing, the Borrower hereby irrevocably authorizes the Lender to set off all sums owing by the Borrower to the Lender against all deposits and credits of the Borrower with, and any and all claims of the Borrower against, the Lender.
ARTICLE VIII
MISCELLANEOUS
     Section 8.1 Modifications. Notwithstanding any provisions to the contrary herein, any term of this Agreement may be amended with the written consent of the Borrower; provided that no amendment, modification or waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be in writing and signed by the Lender, and then such amendment, modification, waiver or consent shall be effective only in the specific instance and for the purpose for which given.
     Section 8.2 Costs and Expenses. Whether or not the transactions contemplated hereby are consummated, the Borrower agrees to reimburse the Lender upon demand for all reasonable out-of-pocket expenses paid or incurred by the Lender (including filing and recording costs and fees and expenses of Dorsey & Whitney LLP, counsel to the Lender, determined on the basis of such counsels’ generally applicable rates, which may be higher than the rates such counsel charges the Lender in certain matters) in connection with the negotiation, preparation, approval, review, execution, delivery, amendment, modification, interpretation, collection and enforcement of this Agreement and the Notes and the other Loan Documents. The obligations of the Borrower under this Section shall survive any termination of this Agreement.
     Section 8.3 Waivers, etc. No failure on the part of the Lender or the holder of the Note to exercise and no delay in exercising any power or right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any power or right preclude any other or further exercise thereof or the exercise of any other power or right. The rights and remedies of the Lender hereunder are cumulative and not exclusive of any right or remedy the Lender otherwise has.
     Section 8.4 Notices. Except when telephonic notice is expressly authorized by this Agreement, any notice or other communication to any party in connection with this Agreement shall be in writing and shall be sent by manual delivery, telegram, telex, facsimile transmission, overnight courier or United States mail (postage prepaid) addressed to such party at the address specified on the signature page hereof, or at such other address as such party shall have specified to the other party hereto in writing. All periods of notice shall be measured from the date of delivery thereof if manually delivered, from the date of sending thereof if sent by telegram, telex or facsimile transmission, from the first business day after the date of sending if sent by overnight courier, or from four days after the date of mailing if mailed; provided, however, that any notice to the Lender under Article II hereof shall be deemed to have been given only when received by the Lender.
     Section 8.5 Successors and Assigns; Disposition of Loans. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Borrower may not assign its rights or delegate its obligations hereunder without the prior written consent of the Lender. The Lender may at any time sell, assign, transfer, grant participations in, or otherwise dispose of any portion of the Commitment and/or Advances to banks or other financial institutions. The Lender may disclose any information regarding the Borrower in the Lender’s possession to any prospective buyer or participant.
     Section 8.6 Governing Law and Construction. THE VALIDITY, CONSTRUCTION AND ENFORCEABILITY OF THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF MINNESOTA, WITHOUT GIVING EFFECT TO CONFLICT OF LAWS PRINCIPLES THEREOF.
     Section 8.7 Consent to Jurisdiction. AT THE OPTION OF THE LENDER, THIS AGREEMENT AND THE NOTES MAY BE ENFORCED IN ANY FEDERAL COURT OR MINNESOTA STATE COURT SITTING IN HENNEPIN COUNTY; AND THE BORROWER CONSENTS TO THE JURISDICTION AND VENUE OF ANY SUCH COURT AND WAIVES ANY ARGUMENT THAT VENUE IN SUCH FORUMS IS NOT CONVENIENT. IN THE EVENT THE BORROWER COMMENCES ANY ACTION IN ANOTHER JURISDICTION OR VENUE UNDER ANY TORT OR CONTRACT

THEORY ARISING DIRECTLY OR INDIRECTLY FROM THE RELATIONSHIP CREATED BY THIS AGREEMENT, THE LENDER AT ITS OPTION SHALL BE ENTITLED TO HAVE THE CASE TRANSFERRED TO ONE OF THE JURISDICTIONS AND VENUES ABOVE-DESCRIBED, OR IF SUCH TRANSFER CANNOT BE ACCOMPLISHED UNDER APPLICABLE LAW, TO HAVE SUCH CASE DISMISSED WITHOUT PREJUDICE.
     Section 8.8 Waiver of Jury Trial. EACH OF THE BORROWER AND THE LENDER IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE NOTES AND ANY OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.
     Section 8.9 Captions. The captions or headings herein and any table of contents hereto are for convenience only and in no way define, limit or describe the scope or intent of any provision of this Agreement.
     Section 8.10 Entire Agreement. This Agreement and the other Loan Documents embody the entire agreement and understanding between the Borrower and the Lender with respect to the subject matter hereof and thereof. This Agreement supersedes all prior agreements and understandings relating to the subject matter hereof. The obligations of the Borrower hereunder shall be “Obligations” under the Security Agreement. The Security Agreement and the security interest thereunder secure the Borrower’s obligations under the Notes as well as all of the Borrower’s other obligations under this Agreement and the other Obligations described in the Security Agreement. The Prior Credit Agreement and the Easton Credit Agreement are hereby amended, restated, superceded and replaced by this Agreement. No additional Advances or loans of any kind shall be made or available under the Prior Credit Agreement or the Easton Credit Agreement.
     Section 8.11 Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and either of the parties hereto may execute this Agreement by signing any such counterpart.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

FLAME METALS PROCESSING CORPORATION
By:	/s/ Dennis J. Stevermer
Print Name : Dennis J. Stevermer
	Title:	Chief Financial Officer

Borrower’s Address:
7317 West Lake Street
Minneapolis, MN 55426

EXCEL BANK MINNESOTA
By:	/s/ Heidi Bellefy
	Name:	Heidi Bellefy
Assistant Vice President

Lender’s Address:
Excel Bank Minnesota
Suite 210
120 South Sixth Street
Minneapolis, Minnesota 55402
Fax (612) 238-2101

List of Exhibits and Schedules
Exhibits:
Exhibit 2.3(a) Revolving Note
Exhibit 2.3(b) Term Note
Exhibit 2.3(c) Real Estate Term Note (Rogers)
Exhibit 2.3(d) Real Estate Term Note (St. Louis Park)
Exhibit 6.6 Existing Liens
Schedules:
Schedule 1 Borrowing Base Definitions
and Borrowing Base Certificate
Schedule 2 Covenant Compliance Certificate (Reserved)

EXHIBIT 2.3(a) TO
CREDIT AGREEMENT
REVOLVING NOTE
$1,500,000
July 30, 2007
Minneapolis, Minnesota
     FOR VALUE RECEIVED, FLAME METALS PROCESSING CORPORATION, a corporation organized under the laws of the State of Delaware, hereby promises to pay to the order of EXCEL BANK MINNESOTA (the “Lender”) at its office in Minneapolis, Minnesota, in lawful money of the United States of America in immediately available funds on the Revolving Maturity Date (as such term and each other capitalized term used herein are defined in the Credit Agreement hereinafter referred to) the principal amount of ONE MILLION FIVE HUNDRED THOUSAND DOLLARS AND NO CENTS ($1,500,000) or, if less, the aggregate unpaid principal amount of all Advances made by the Lender on the Revolving Loan under the Credit Agreement (defined below), and to pay interest (computed on the basis of actual days elapsed and a year of 360 days) in like funds on the unpaid principal amount hereof from time to time outstanding at the rates and times set forth in the Credit Agreement.
     This note is the Revolving Note referred to in the Amended and Restated Credit Agreement dated as of even date herewith (as the same may be hereafter from time to time amended, restated or modified, the “Credit Agreement”) between the undersigned and the Lender. This note is secured, it is subject to certain permissive and mandatory prepayments and its maturity is subject to acceleration, in each case upon the terms provided in said Credit Agreement.
     In the event of default hereunder, the undersigned agrees to pay all costs and expenses of collection, including reasonable attorneys’ fees. The undersigned waives demand, presentment, notice of nonpayment, protest, notice of protest and notice of dishonor.
     THE VALIDITY, CONSTRUCTION AND ENFORCEABILITY OF THIS NOTE SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF MINNESOTA WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF.

FLAME METALS PROCESSING CORPORATION
By:	/s/ Dennis J. Stevermer
Its: Chief Financial Officer

EXHIBIT 2.3(b) to
CREDIT AGREEMENT
TERM NOTE
$3,500,000.00
July 30, 2007
     FOR VALUE RECEIVED, the undersigned, FLAME METALS PROCESSING CORPORATION (the “Maker”), hereby promises to pay to the order of EXCEL BANK MINNESOTA (the “Payee”, which term includes any subsequent holder hereof) at Minneapolis, Minnesota or at such other place as the Payee may from time to time hereafter designate to the Maker in writing the principal sum of THREE MILLION FIVE HUNDRED THOUSAND DOLLARS AND NO CENTS ($3,500,000.00), or if less, the total amount of Term Loan (as such term and each other capitalized term used herein without definition is defined in the Credit Agreement, hereinafter defined) made under that certain Amended and Restated Credit Agreement dated as of even date herewith between the Maker and the Payee (as the same may be amended from time to time, the “Credit Agreement”).
     The unpaid principal balance hereof from time to time outstanding shall bear interest at a floating rate per annum as described in the Credit Agreement.
     The principal hereof is payable in monthly installments of $50,000 plus interest at the rate applicable hereto commencing on the last day of August, 2007 and continuing on the last day of each month until June 30, 2013 when the entire principal balance remaining unpaid plus all accrued and unpaid interest shall be due and payable.
     This Note may be prepaid in whole or in part at any time without premium or penalty. Any partial prepayment shall be applied first against accrued and unpaid interest and the balance shall be applied against the installments hereon.
     This Note is secured.
     The occurrence of any one or more of the following events shall constitute an Event of Default, and upon the occurrence of any Event of Default the Payee may declare this Note to be, and the same shall forthwith become, immediately due and payable and the Payee may exercise all rights and remedies under any agreement and as may otherwise be allowed by law:
     (1) The Maker shall fail to make any payment of principal or interest hereon when due and such failure shall continue for a period of 10 calendar days.
     (2) The occurrence of any Event of Default under the Credit Agreement.
     THE VALIDITY, CONSTRUCTION AND ENFORCEABILITY OF THIS NOTE SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF MINNESOTA, WITHOUT GIVING EFFECT TO CONFLICT OF LAWS PRINCIPLES THEREOF.

     AT THE OPTION OF THE PAYEE THIS NOTE MAY BE ENFORCED IN ANY FEDERAL COURT OR MINNESOTA STATE COURT SITTING IN HENNEPIN OR RAMSEY COUNTY, MINNESOTA; AND THE MAKER CONSENTS TO THE JURISDICTION AND VENUE OF ANY SUCH COURT AND WAIVES ANY ARGUMENT THAT THE VENUE IN SUCH FORUMS IS NOT CONVENIENT. IF THE MAKER COMMENCES ANY ACTION IN ANOTHER JURISDICTION OR VENUE UNDER ANY TORT OR CONTRACT THEORY ARISING DIRECTLY OR INDIRECTLY FROM THE RELATIONSHIP CREATED BY THIS NOTE, THE PAYEE AT ITS OPTION SHALL BE ENTITLED TO HAVE THE CASE TRANSFERRED TO ONE OF THE JURISDICTIONS AND VENUES ABOVE-DESCRIBED, OR, IF SUCH TRANSFER CANNOT BE ACCOMPLISHED UNDER APPLICABLE LAW, TO HAVE SUCH CASE DISMISSED WITHOUT PREJUDICE.
     The Maker hereby waives presentment for payment, notice of dishonor, protest and notice of protest.
     If this Note is not paid when due, the Maker shall pay all of the Payee’s costs of collection including reasonable attorneys’ fees.

MAKER: FLAME METALS PROCESSING CORPORATION
By:	/s/ Dennis J. Stevermer
Its: Chief Financial Officer

EXHIBIT 2.3(c) to
CREDIT AGREEMENT
REAL ESTATE TERM NOTE ROGERS
$2,280,000.00
July 30, 2007
     FOR VALUE RECEIVED, the undersigned, FLAME METALS PROCESSING CORPORATION (the “Maker”), hereby promises to pay to the order of EXCEL BANK MINNESOTA (the “Payee”, which term includes any subsequent holder hereof) at Minneapolis, Minnesota or at such other place as the Payee may from time to time hereafter designate to the Maker in writing the principal sum of TWO MILLION TWO HUNDRED EIGHTY THOUSAND DOLLARS AND NO CENTS ($2,280,000.00), or if less, the total amount of Real Estate Term Loan Rogers (as such term and each other capitalized term used herein without definition is defined in the Credit Agreement, hereinafter defined) made under that certain Amended and Restated Credit Agreement dated as of even date herewith between the Maker and the Payee (as the same may be amended from time to time, the “Credit Agreement”).
     The unpaid principal balance hereof from time to time outstanding shall bear interest at a fixed rate per annum of 7.5%, which rate shall be reset on July 1, 2012 and determined according to the five year swap rate in effect at such time for LIBOR advances (as determined by the Payee) plus a margin of 2.0%.
     The principal hereof and interest hereon is payable in monthly installments of $21,136.00 commencing on the last day of August, 2007 and continuing on the last day of each month until June 30, 2017 when the entire principal balance remaining unpaid plus all accrued and unpaid interest shall be due and payable; provided that on July 1, 2012 when the interest rate is reset if the Payee determines the payment amount must be adjusted to reflect the change in the interest rate, the Payee shall give Maker notice of the new payment amount commencing with the payment due on the last day of July, 2012.
     Any prepayment of this Note in excess of 10% of the principal balance per year shall be accompanied by a prepayment premium as follows: 3% of the principal balance for prepayments during the first year after the date hereof, 2% of the principal balance for prepayments during the second year after the date hereof, 1% for prepayments during the third year after the date hereof, and no prepayment premium shall be due for a prepayment thereafter. Any partial prepayment shall be applied first against accrued and unpaid interest and the balance shall be applied against the installments hereon.
     This Note is secured.
     The occurrence of any one or more of the following events shall constitute an Event of Default, and upon the occurrence of any Event of Default the Payee may declare this Note to be, and the same shall forthwith become, immediately due and payable and the Payee may exercise all rights and remedies under any agreement and as may otherwise be allowed by law:

     (1) The Maker shall fail to make any payment of principal or interest hereon when due and such failure shall continue for a period of 10 calendar days.
     (2) The occurrence of any Event of Default under the Credit Agreement or the Mortgage.
     THE VALIDITY, CONSTRUCTION AND ENFORCEABILITY OF THIS NOTE SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF MINNESOTA, WITHOUT GIVING EFFECT TO CONFLICT OF LAWS PRINCIPLES THEREOF.
     AT THE OPTION OF THE PAYEE THIS NOTE MAY BE ENFORCED IN ANY FEDERAL COURT OR MINNESOTA STATE COURT SITTING IN HENNEPIN OR RAMSEY COUNTY, MINNESOTA; AND THE MAKER CONSENTS TO THE JURISDICTION AND VENUE OF ANY SUCH COURT AND WAIVES ANY ARGUMENT THAT THE VENUE IN SUCH FORUMS IS NOT CONVENIENT. IF THE MAKER COMMENCES ANY ACTION IN ANOTHER JURISDICTION OR VENUE UNDER ANY TORT OR CONTRACT THEORY ARISING DIRECTLY OR INDIRECTLY FROM THE RELATIONSHIP CREATED BY THIS NOTE, THE PAYEE AT ITS OPTION SHALL BE ENTITLED TO HAVE THE CASE TRANSFERRED TO ONE OF THE JURISDICTIONS AND VENUES ABOVE-DESCRIBED, OR, IF SUCH TRANSFER CANNOT BE ACCOMPLISHED UNDER APPLICABLE LAW, TO HAVE SUCH CASE DISMISSED WITHOUT PREJUDICE.
     The Maker hereby waives presentment for payment, notice of dishonor, protest and notice of protest.
     If this Note is not paid when due, the Maker shall pay all of the Payee’s costs of collection including reasonable attorneys’ fees.

MAKER: FLAME METALS PROCESSING CORPORATION
By:	/s/ Dennis J. Stevermer
Its: Chief Financial Officer

EXHIBIT 2.3(d) to
CREDIT AGREEMENT
REAL ESTATE TERM NOTE ST. LOUIS PARK
$1,160,000.00
July 30, 2007
     FOR VALUE RECEIVED, the undersigned, FLAME METALS PROCESSING CORPORATION (the “Maker”), hereby promises to pay to the order of EXCEL BANK MINNESOTA (the “Payee”, which term includes any subsequent holder hereof) at Minneapolis, Minnesota or at such other place as the Payee may from time to time hereafter designate to the Maker in writing the principal sum of ONE MILLION ONE HUNDRED SIXTY THOUSAND DOLLARS AND NO CENTS ($1,160,000.00), or if less, the total amount of Real Estate Term Loan St. Louis Park (as such term and each other capitalized term used herein without definition is defined in the Credit Agreement, hereinafter defined) made under that certain Amended and Restated Credit Agreement dated as of even date herewith between the Maker and the Payee (as the same may be amended from time to time, the “Credit Agreement”).
     The unpaid principal balance hereof from time to time outstanding shall bear interest at a floating rate per annum as described in the Credit Agreement.
     The principal hereof is payable in monthly installments of $6,445.00 plus interest at the rate applicable hereto commencing on the last day of August, 2007 and continuing on the last day of each month until June 30, 2017 when the entire principal balance remaining unpaid plus all accrued and unpaid interest shall be due and payable.
     This Note may be prepaid in whole or in part at any time without premium or penalty. Any partial prepayment shall be applied first against accrued and unpaid interest and the balance shall be applied against the installments hereon.
     This Note is secured.
     The occurrence of any one or more of the following events shall constitute an Event of Default, and upon the occurrence of any Event of Default the Payee may declare this Note to be, and the same shall forthwith become, immediately due and payable and the Payee may exercise all rights and remedies under any agreement and as may otherwise be allowed by law:
     (1) The Maker shall fail to make any payment of principal or interest hereon when due and such failure shall continue for a period of 10 calendar days.
     (2) The occurrence of any Event of Default under the Credit Agreement or the Mortgage.
     THE VALIDITY, CONSTRUCTION AND ENFORCEABILITY OF THIS NOTE SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF MINNESOTA, WITHOUT GIVING EFFECT TO CONFLICT OF LAWS PRINCIPLES THEREOF.

     AT THE OPTION OF THE PAYEE THIS NOTE MAY BE ENFORCED IN ANY FEDERAL COURT OR MINNESOTA STATE COURT SITTING IN HENNEPIN OR RAMSEY COUNTY, MINNESOTA; AND THE MAKER CONSENTS TO THE JURISDICTION AND VENUE OF ANY SUCH COURT AND WAIVES ANY ARGUMENT THAT THE VENUE IN SUCH FORUMS IS NOT CONVENIENT. IF THE MAKER COMMENCES ANY ACTION IN ANOTHER JURISDICTION OR VENUE UNDER ANY TORT OR CONTRACT THEORY ARISING DIRECTLY OR INDIRECTLY FROM THE RELATIONSHIP CREATED BY THIS NOTE, THE PAYEE AT ITS OPTION SHALL BE ENTITLED TO HAVE THE CASE TRANSFERRED TO ONE OF THE JURISDICTIONS AND VENUES ABOVE-DESCRIBED, OR, IF SUCH TRANSFER CANNOT BE ACCOMPLISHED UNDER APPLICABLE LAW, TO HAVE SUCH CASE DISMISSED WITHOUT PREJUDICE.
     The Maker hereby waives presentment for payment, notice of dishonor, protest and notice of protest.
     If this Note is not paid when due, the Maker shall pay all of the Payee’s costs of collection including reasonable attorneys’ fees.

MAKER: FLAME METALS PROCESSING CORPORATION
By:	/s/ Dennis J. Stevermer
Its: Chief Financial Officer